Exhibit 10.4

AMENDMENT TO THE
BENIHANA INC.
2007 EQUITY INCENTIVE PLAN

This Amendment to the Benihana Inc. 2007 Equity Incentive Plan (the “Amendment”) is made and adopted by Benihana Inc. (the “Company”), effective September 28, 2010.  Terms used but not defined herein shall have the meanings given such terms in the Plan.

WHEREAS, the Company has adopted the 2007 Equity Incentive Plan, as amended (the “Plan”), for the benefit of certain employees; and

WHEREAS, pursuant to Section 15 of the Plan, the Board of Directors of the Company (the “Board”) is permitted to amend the Plan in such respects as it shall deem advisable; and

WHEREAS, this Amendment was approved by the Board on September 28, 2010;

NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended, effective September 28, 2010 by deleting in its entirety the existing Section 8(e) of the Plan and replacing it with the following new Section 8(e):

“(e)        Non-Transferability of Options.  During a Grantee’s lifetime, an Option may be exercisable only by the Grantee and an Option granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent and distribution.  Notwithstanding the foregoing, to the extent permitted by applicable law and Rule 16b-3, the Committee may determine that an Option may be transferred by a Grantee to any of the following:  (i) a family member of the Grantee; (ii) a trust established primarily for the benefit of the Grantee and/or a family member of said Grantee in which the Grantee and/or one or more of his or her family members collectively have a more than 50% beneficial interest; (iii) a foundation in which such persons collectively control the management of assets; (iv) any other legal entity which is controlled by the Grantee; or (v) any charitable organization exempt from income tax under Section 501(c)(3) of the Code (collectively, a “Transferee”); provided, however, in no event shall an ISO be transferable if such transferability would violate the applicable requirements under Section 422 of the Code.  Any other attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of any Option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.  An Option transferred in accordance with the provisions of the Plan shall be subject to all of the same terms and conditions of the Plan and the Option Agreement as if such Option had not been transferred.”

All other provisions of the Plan shall remain the same and in full force and effect.